NEWS	Exhibit 99.1

Mark W. Seymour, Jr.
Vice President, Investor Relations
(813) 830-5311

Bloomin’ Brands, Inc. Announces Fourth Quarter Adjusted Diluted Earnings per Share of $0.20, an Increase of $0.10; Fourth Quarter GAAP Diluted Earnings per Share of $0.15, a Decrease of $0.13; Eleventh Consecutive Quarter of Growth for Core Domestic Comparable Sales

TAMPA, Fla., February 21, 2013 - Bloomin’ Brands, Inc. (Nasdaq:BLMN) today reported financial results for the fourth quarter and year ended December 31, 2012.

Key highlights for the fourth quarter and full-year include the following:

•
Fourth quarter Adjusted diluted earnings per share was $0.20 per share, an increase of $0.10 per share from the same quarter in 2011. Full-year Adjusted diluted earnings per share was $0.99 per share, an increase of $0.18 per share from 2011. Fourth Quarter Diluted earnings per share was $0.15 per share, a decrease of $0.13 per share from the same quarter in 2011. Full-year Diluted earnings per share was $0.44 per share, a decrease of $0.50 per share from 2011.

	THREE MONTHS ENDED DECEMBER 31,			YEARS ENDED DECEMBER 31,
	2012	2011	$ Change	2012	2011	$ Change
Diluted earnings per share	$0.15	$0.28	$(0.13)	$0.44	$0.94	$(0.50)
Adjustments (1)	0.05	(0.18)	0.23	0.55	(0.13)	0.68
Adjusted diluted earnings per share	$0.20	$0.10	$0.10	$0.99	$0.81	$0.18
_________________

(1)
See Reconciliations of Non-GAAP Measurements to U.S. GAAP Results included later in this release. Adjustments for 2012 primarily relate to certain IPO related expenses as well as management fees and expenses and loss on debt extinguishment and modification related to debt refinancing. Adjustments for 2011 primarily include the recovery of a note receivable related to the T-Bird settlement.

•
Total revenues for the fourth quarter increased by 4.5% to $998.4 million versus $955.6 million for the same quarter in 2011. Total revenues increased by 3.8% to $4.0 billion for the full-year versus $3.8 billion for 2011.

•
Blended domestic comparable restaurant sales for Company-owned restaurants for the fourth quarter grew by 3.5% for the Company’s four core concepts, driven by a 2.2% traffic increase. For the full-year 2012, blended domestic comparable restaurant sales for Company-owned restaurants grew by 3.7%, driven by a 2.7% traffic increase.

•
For the fourth quarter of 2012, restaurant level operating margins (calculated as restaurant sales less cost of sales, labor and other related costs and other restaurant operating expenses) were 15.4% as a percentage of Restaurant sales, a decrease of 20 basis points from the same quarter in 2011. For the full-year, restaurant level operating margins were 15.9% as a percentage of Restaurant sales, an increase of 30 basis points from 2011.

•
Adjusted income from operations was $51.1 million in the fourth quarter of 2012 as compared to $37.2 million for the same period in 2011, an increase of over 37%. For the full-year 2012, Adjusted income from operations was $236.9 million as compared to $197.3 million in 2011, an increase of over 20%. Income from operations for the fourth quarter of 2012 was $53.6 million as compared to $61.0 million for the same quarter of the prior year and $181.1 million for the full-year 2012 as compared to $213.5 million in 2011.

•
Adjusted net income attributable to Bloomin’ Brands, Inc. in the fourth quarter of 2012 increased to $25.8 million as compared to $10.7 million for the same period in 2011. For the full-year 2012, Adjusted net income attributable to Bloomin’ Brands, Inc. increased to $114.0 million as compared to $86.5 million in 2011. Net income attributable to Bloomin’ Brands, Inc. for the fourth quarter 2012 was $18.4 million as compared to $30.5 million for the same period in 2011. For the full-year 2012, Net income attributable to Bloomin’ Brands, Inc. was $50.0 million as compared to $100.0 million in 2011.

•	Productivity savings for the full-year 2012 were approximately $59 million.

•
During 2012, the Company continued to expand the number of its restaurants that serve lunch. Lunch is now fully rolled out at Outback and Carrabba’s for Saturday and Sunday and to approximately 25% of Outback locations and 9% of Carrabba’s locations for weekdays. In addition, the Company launched Sunday brunch at approximately 75% of all Company-owned Bonefish Grill locations.

•
During 2012, the Company renovated 172 Company-owned restaurants and opened 37 new system-wide locations: 17 Bonefish Grill restaurants, four Carrabba’s Italian Grill restaurants, one Fleming’s Prime Steakhouse and Wine Bar restaurant, 12 Company-owned and joint venture international Outback Steakhouse restaurants and three international Outback Steakhouse franchise locations.

“The fourth quarter represented a strong finish to a year characterized by continued operational success and transformation at Bloomin’ Brands,” said Elizabeth Smith, Chairman of the Board and CEO. “Adjusted net income grew by over 140% for the quarter and approximately 32% for the year. We continued to gain market share in a highly competitive environment as demonstrated by the impressive growth in our core domestic blended comps of 3.5% and 3.7% for the quarter and year, respectively. In 2013, we will continue to strive to provide the most compelling 360 degree customer experience in casual dining, driven by menu and promotional innovation, attractive ambience and world-class service at affordable prices.”

Fourth Quarter 2012 Financial Results

The following summarizes the Company’s results for the fourth quarter ended December 31, 2012 compared to the same quarter in the prior year:

•
Total revenues increased by 4.5% to $998.4 million versus the same quarter in 2011. This increase was primarily due to increases in customer traffic and modest menu price increases. Traffic increases were driven by menu enhancements and promotions throughout the Company’s concepts, innovations and improvements in customer service and a holiday shift, partially offset by unfavorable weather in the Northeast, including the impact of Superstorm Sandy. In addition, traffic benefited from ongoing daypart expansion and additional renovations at Outback Steakhouse restaurants. Restaurant sales also increased due to the addition of 11 new Company-owned restaurants that were not included in the comparable restaurant sales base. This was partially offset by the sale (and franchise conversion) of nine Company-owned Outback Steakhouse restaurants in Japan in October 2011 and the closure of two Company-owned restaurants.

•	Blended domestic comparable restaurant sales for Company-owned restaurants grew by 3.5% for the Company’s four core concepts. Results for Company-owned restaurants, by concept, were as follows:

THREE MONTHS ENDED DECEMBER 31, 2012	COMPANY- OWNED
Domestic comparable restaurant sales (stores open 18 months or more)
Outback Steakhouse	5.3%
Carrabba’s Italian Grill	(0.4)%
Bonefish Grill	1.0%
Fleming’s Prime Steakhouse and Wine Bar	4.0%

•
The number of weekdays and weekend days in a given reporting period can impact the Company’s reported comparable restaurant sales. During the fourth quarter of 2012, there was no material trading day impact on blended domestic comparable restaurant sales for Company-owned restaurants.

•
Restaurant level operating margins were 15.4% in the current quarter as compared with 15.6% in the fourth quarter of 2011, or a 20 basis point decrease.  This decrease was primarily attributable to increased food costs driven by inflation, additional labor expense associated with increased employee wages for training related to the roll-out of lunch and new restaurant openings and higher occupancy costs. The decrease was mostly offset by increased leveraging of average unit volumes and productivity initiative savings.

•
Adjusted operating income margin for the fourth quarter increased 110 basis points to 5.1% as compared to 3.9% in the fourth quarter of 2011. The improvement was driven primarily by lower General and administrative expense and reduced impairment expense, partially offset by a modest decrease in restaurant level operating margin.

Other Fourth Quarter 2012 Events

On October 26, 2012, our wholly-owned subsidiary, OSI Restaurant Partners, LLC (“OSI”) completed a refinancing of its 2007 senior secured credit facilities. The new facilities provide for senior secured financing of a $1.0 billion term loan B and a $225.0 million revolving credit facility. The new term loan and revolver mature in October 2019 and 2017, respectively.

During the fourth quarter, the Company acquired the remaining joint venture interests in 19 Roy’s restaurants. In addition, the Company bought the remaining limited partnership interests in certain entities that either owned or had a contractual right to varying percentages of cash flows in 35 Bonefish Grill restaurants and two Carrabba’s Italian Grill restaurants for an aggregate purchase price of $49.2 million. As part of the acquisition of the outstanding Roy’s interests, the Company assumed a $24.5 million line of credit which was previously recorded in the Company’s consolidated balance sheet in the line item “Guaranteed Debt”. In December 2012, the Company repaid the entire balance outstanding on this line of credit and terminated it.

Recent Events and Other Information

In January 2013, the Company made a voluntary prepayment of principal on its term loan B in the amount of $20 million.

Fiscal 2013 Financial Outlook

David Deno, Executive Vice President and CFO said, “While we feel very good about our plans and financial goals for 2013, the first quarter appears to be challenging for the casual dining industry. Based on what we are seeing, we expect our same restaurant sales comparisons and traffic for our core domestic concepts to end the quarter in the range of 0% to 1%. This estimate includes 80 basis points of negative trading day impact, mainly attributable to Leap Year in 2012.”

Below are the Company’s expectations for the full-year 2013:

•	Comparable restaurant sales growth of at least 2% with positive traffic.

•
Total revenues of approximately $4.2 billion representing an increase over 2012 of approximately 4.5%. The Company expects to build to its long-term target of 7% revenue growth as it continues to build the new restaurant pipeline.

•
Adjusted and GAAP net income attributable to Bloomin’ Brands, Inc. of at least $136 million. Both of these include a net pretax reduction in interest expense of approximately $2 million versus 2012. This reduction is primarily due to paydown of outstanding principal, partially offset by higher interest rates on the recently refinanced debt instruments. Excluded from the estimates is the potential release of the valuation allowance associated with the Company’s deferred tax assets during 2013.

•
Based on the Adjusted net income attributable to Bloomin’ Brands, Inc. expectation above, Adjusted and GAAP diluted earnings per share of at least $1.06. This assumes an expected weighted-average diluted share count for the year of approximately 128 million shares which represents an increase of approximately 13 million shares as compared to 2012. This increase is due to the timing of the Company’s initial public offering in August 2012.

•	Commodity inflation of approximately 3% to 5% with beef inflation in the range of 10% to 12%.

•	On an adjusted basis, which assumes the release of the valuation allowance, the expected effective income tax rate is in the range of 20% to 22%.

•	System-wide new unit development in the range of 45-55 restaurants.

•	Remodel plans for the year include the renovation of approximately 80 Outback Steakhouse and 50-60 Carrabba’s Italian Grill restaurants.

•	Total capital expenditures for the year are targeted to be approximately $220 million to $250 million.

Conference Call

The Company will host a conference call on Friday, February 22, 2012 at 9:00 AM ET. The conference call can be accessed live over the telephone by dialing (888) 822-9375 or (817) 727-4626 for international callers. A replay will be available beginning two hours after the call and can be accessed by dialing (855) 859-2056 or (404) 537-3406 for international callers; the conference ID is 94351585. The replay will be available until Friday, March 22, 2013. The call will also be webcast live from the Company’s website at http://www.bloominbrands.com under the Investors section. A replay of this webcast will be available on the Company’s website for 30 days following the call.

About Bloomin’ Brands, Inc.

The Company is one of the largest casual dining restaurant companies in the world with a portfolio of leading, differentiated restaurant concepts. The Company has five founder-inspired brands: Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill, Fleming’s Prime Steakhouse and Wine Bar and Roy’s, with all except Roy’s considered core concepts. The Company owns and operates 1,268 restaurants and has 203 restaurants operating under a franchise or joint venture arrangement across 48 states, Puerto Rico, Guam and 19 countries as of December 31, 2012. For more information, please visit www.bloominbrands.com.

Forward-Looking Statements

Certain statements contained herein, including statements under the heading “Fiscal 2013 Financial Outlook” are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “believes,” “estimates,” “anticipates,” “expects,” “feels,” “forecasts,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the Company’s forward-looking statements. These risks and uncertainties include, but are not limited to: local, regional, national and international economic conditions; consumer confidence and spending patterns; price and availability of commodities, such as beef, chicken, shrimp, pork, seafood, dairy, potatoes, onions and energy supplies, which are subject to fluctuation and could increase or decrease more than the Company expects; weather, acts of God and other disasters; the potential release of our deferred tax asset valuation allowance, and the timing of any such release; the seasonality of the Company's business; inflation or deflation; increases in unemployment rates and taxes; increases in labor and health insurance costs; competition and changes in consumer tastes and the level of acceptance of the Company's restaurant concepts (including consumer acceptance of prices); consumer reaction to public health issues; consumer perception of food safety; demographic trends; the cost of advertising and media; government actions and policies; interest rate changes, compliance with debt covenants and the Company's ability to make debt payments; the availability of credit presently arranged from the Company's revolving credit facilities; and the future cost and availability of credit. Further information on potential factors that could affect the financial results of the Company and its forward-looking statements is included in its Prospectus filed with the Securities and Exchange Commission on August 8, 2012.  The Company assumes no obligation to update any forward-looking statement, except as may be required by law.

Note: Numerical figures included in this release have been subject to rounding adjustments.

BLOOMIN’ BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED		YEARS ENDED
	DECEMBER 31,		DECEMBER 31,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)
Revenues
Restaurant sales	$987,369	$945,017	$3,946,116	$3,803,252
Other revenues	11,018	10,621	41,679	38,012
Total revenues	998,387	955,638	3,987,795	3,841,264
Costs and expenses
Cost of sales	320,251	303,191	1,281,002	1,226,098
Labor and other related	282,712	273,651	1,117,624	1,094,117
Other restaurant operating	232,362	220,887	918,522	890,004
Depreciation and amortization	39,028	39,131	155,482	153,689
General and administrative	66,622	83,117	326,473	291,124
Recovery of note receivable from affiliated entity	—	(33,150)	—	(33,150)
Provision for impaired assets and restaurant closings	3,916	8,900	13,005	14,039
Income from operations of unconsolidated affiliates	(58)	(1,052)	(5,450)	(8,109)
Total costs and expenses	944,833	894,675	3,806,658	3,627,812
Income from operations	53,554	60,963	181,137	213,452
Loss on extinguishment and modification of debt	(9,150)	—	(20,957)	—
Other (expense) income, net	(82)	(660)	(128)	830
Interest expense, net	(20,458)	(20,828)	(86,642)	(83,387)
Income before provision for income taxes	23,864	39,475	73,410	130,895
Provision for income taxes	3,201	6,222	12,106	21,716
Net income	20,663	33,253	61,304	109,179
Less: net income attributable to noncontrolling interests	2,265	2,722	11,333	9,174
Net income attributable to Bloomin’ Brands, Inc.	$18,398	$30,531	$49,971	$100,005

Net income	$20,663	$33,253	$61,304	$109,179
Other comprehensive income:
Foreign currency translation adjustment	4,346	5,670	7,543	(2,711)
Comprehensive income	25,009	38,923	68,847	106,468
Less: comprehensive income attributable to noncontrolling interests	2,265	2,722	11,333	9,174
Comprehensive income attributable to Bloomin’ Brands, Inc.	$22,744	$36,201	$57,514	$97,294

Net income attributable to Bloomin’ Brands, Inc. per common share:
Basic	$0.15	$0.28	$0.45	$0.94
Diluted	$0.15	$0.28	$0.44	$0.94
Weighted average common shares outstanding:
Basic	120,850	106,333	111,999	106,224
Diluted	125,768	106,949	114,821	106,689

Supplemental Balance Sheet Information (in thousands):

	DECEMBER 31,
	2012	2011
	(unaudited)
Cash and cash equivalents (1)	$261,690	$482,084
Net working capital (deficit) (2) (3)	(203,566)	(248,145)
Total assets	3,016,553	3,353,936
Total debt, net (3) (4) (5)	1,494,440	2,109,290
Total stockholders’ equity (6)	220,205	40,297
_________________

(1)	Excludes restricted cash.

(2)
The Company has, and in the future may continue to have, negative working capital balances (as is common for many restaurant companies). The Company operates successfully with negative working capital because cash collected on restaurant sales is typically received before payment is due on its current liabilities and its inventory turnover rates require relatively low investment in inventories. Additionally, ongoing cash flows from restaurant operations and gift card sales are used to service debt obligations and for capital expenditures.

(3)
On June 14, 2007, Private Restaurant Properties, LLC, an indirect wholly-owned subsidiary, entered into a commercial mortgage-backed securities loan (the “CMBS Loan”) totaling $790.0 million, which had a maturity date of June 9, 2012. Effective March 27, 2012, New Private Restaurant Properties, LLC and two of the Company’s other indirect wholly-owned subsidiaries entered into a new commercial mortgage-backed securities loan (the “2012 CMBS Loan”) totaling $500.0 million and used the proceeds, together with the proceeds from a sale-leaseback transaction and existing cash, to repay the CMBS Loan. The 2012 CMBS Loan and the repayment of the CMBS Loan are collectively referred to as the “CMBS Refinancing.” The 2012 CMBS Loan is a five-year loan maturing on April 10, 2017. As a result of the CMBS Refinancing, the net amount repaid along with scheduled maturities within one year, $281.3 million, was classified as current at December 31, 2011.

(4)
During the third quarter of 2012, OSI retired the aggregate outstanding principal amount of its 10% Senior Notes due in 2015 (“Senior Notes”) through a combination of a tender offer and early redemption call. The Senior Notes retirement was funded using a portion of the net proceeds from the Company’s IPO together with cash on hand. OSI paid an aggregate of $259.8 million to retire the Senior Notes which included $248.1 million in aggregate outstanding principal, $6.5 million of prepayment premium and early tender incentive fees and $5.2 million of accrued interest. The Senior Notes were satisfied and discharged on August 13, 2012.

(5)
During the fourth quarter of 2012, OSI completed a refinancing of its outstanding senior secured credit facilities from 2007 and entered into a credit agreement with a syndicate of institutional lenders and financial institutions.  The new facilities provide for senior secured financing of up to $1.225 billion, consisting of a $1.0 billion term loan B and a $225.0 million revolving credit facility, including letter of credit and swing-line loan sub-facilities. The term loan B was issued with an original issue discount of of $10.0 million.

(6)
On August 13, 2012, the Company completed an IPO in which (i) the Company issued and sold an aggregate of 14,196,845 shares of common stock (including 1,196,845 shares sold pursuant to an underwriters’ option to purchase additional shares) at a price to the public of $11.00 per share for aggregate gross offering proceeds of $156.2 million and (ii) certain of the Company’s stockholders sold 4,196,845 shares of the Company’s common stock (including 1,196,845 shares pursuant to the underwriters’ option to purchase additional shares) at a price to the public of $11.00 per share for aggregate gross offering proceeds of $46.2 million. The Company received net proceeds in the offering of approximately $142.2 million after deducting underwriting discounts and commissions of approximately $9.4 million on the Company’s sale of shares and $4.6 million of offering related expenses payable by the Company. The Company did not receive any proceeds from the sale of shares of common stock by the selling stockholders. All of the net proceeds, together with cash on hand, were applied to the retirement of the Senior Notes.

Reconciliations of Non-GAAP Measurements to U.S. GAAP Results (unaudited)

In addition to the results provided in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), the Company provides non-GAAP measures which present operating results on an adjusted basis. These are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and include Adjusted income from operations, Adjusted net income attributable to Bloomin’ Brands, Inc. and Adjusted diluted earnings per share. These non-GAAP measures are not measurements of the Company’s operating or financial performance under U.S. GAAP and should not be considered as an alternative to performance measures derived in accordance with U.S. GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.

Adjusted income from operations, Adjusted net income attributable to Bloomin’ Brands, Inc. and Adjusted diluted earnings per share are non-GAAP measures calculated by eliminating from income from operations, net income and diluted earnings per share the impact of items that are not considered indicative of ongoing operations. The Company provides these adjusted operating results because it believes they are useful for investors to assess the operating performance of the business without the effect of certain adjustments. For the periods presented, the non-GAAP adjustments include transaction-related expenses primarily attributable to costs incurred in association with the IPO, the refinancing of long-term debt and other deal costs, management fees paid to the management company associated with the Company’s sponsors and founders, losses incurred on the extinguishment and modification of long-term debt, collection of a promissory note and other amounts associated with the 2009 sale of one of the Company’s restaurant concepts and the tax effect of these items.

The use of these measures permits a comparative assessment of the Company’s operating performance relative to it’s performance based on U.S. GAAP results, while isolating the effects of certain items that vary from period to period without correlation to core operating performance or that vary widely among similar companies. However, the inclusion of these adjusted measures should not be construed as an indication that future results will be unaffected by unusual or infrequent items or that the items for which the adjustments have been made are unusual or infrequent. In the future, the Company may incur expenses or generate income similar to the adjusted items. The Company further believes that the disclosure of these non-GAAP measures is useful to investors as they form the basis for how the management team and Board of Directors evaluate the Company’s performance. By disclosing these non-GAAP measures, the Company believes that it is creating for investors a greater understanding of, and an enhanced level of transparency into, the means by which the management team operates the business.

Reconciliations of Non-GAAP Financial Measures - Adjusted Income from Operations, Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles Adjusted income from operations, Adjusted net income attributable to Bloomin’ Brands, Inc. and Adjusted diluted earnings per share, for the three months and years ended December 31, 2012 and 2011 to their respective most comparable GAAP measures (in thousands, except per share amounts):

	THREE MONTHS ENDED		YEARS ENDED
	DECEMBER 31,		DECEMBER 31,
	2012	2011	2012	2011
Income from operations	$53,554	$60,963	$181,137	$213,452
Transaction-related expenses (1)	1,008	6,902	45,495	7,583
Management fees and expenses (2)	—	2,460	13,776	9,370
Other gains (3)	(3,500)	(33,150)	(3,500)	(33,150)
Adjusted income from operations	$51,062	$37,175	$236,908	$197,255

Net income attributable to Bloomin’ Brands, Inc.	$18,398	$30,531	$49,971	$100,005
Transaction-related expenses (1)	1,008	6,902	45,495	7,583
Management fees and expenses (2)	—	2,460	13,776	9,370
Other gains (3)	(3,500)	(33,150)	(3,500)	(33,150)
Loss on extinguishment and modification of debt (4)	9,149	—	20,956	—
Total adjustments, before income taxes	6,657	(23,788)	76,727	(16,197)
Income tax effect of adjustments (5)	717	3,949	(12,660)	2,689
Net adjustments	7,374	(19,839)	64,067	(13,508)
Adjusted net income attributable to Bloomin’ Brands, Inc.	$25,772	$10,692	$114,038	$86,497

Diluted earnings per share	$0.15	$0.28	$0.44	$0.94
Adjusted diluted earnings per share	$0.20	$0.10	$0.99	$0.81

Diluted weighted average common shares outstanding	125,768	106,949	114,821	106,689
_________________

(1)
Transaction-related expenses primarily relate to costs incurred in association with the IPO, the refinancing of debt and other deal costs. The expenses related to the IPO primarily include certain executive compensation costs and non-cash stock compensation charges recorded upon completion of the IPO.

(2)
Represents management fees, out-of-pocket expenses and certain other reimbursable expenses paid to a management company owned by the Company’s investor group comprised of funds advised by Bain Capital Partners, LLC and Catterton Management Company, LLC and Chris T. Sullivan, Robert D. Basham and J. Timothy Gannon under a management agreement with the Company. In accordance with the terms of an amendment to this agreement, it terminated immediately prior to the completion of the Company’s IPO, and a termination fee of $8.0 million was paid to the management company in the third quarter of 2012, in addition to a pro-rated periodic fee.

(3)
Gain associated with the collection of the promissory note and other amounts due to the Company in connection with the 2009 sale of the Cheeseburger in Paradise concept. The fourth quarter of 2011 includes the recovery of a note receivable from T-Bird in connection with a settlement agreement that satisfied all outstanding litigation with T-Bird.

(4)
Loss on extinguishment and modification of debt is related to the refinancing the Company’s senior secured credit facilities in the fourth quarter. For the year, Loss on extinguishment and modification of debt also includes charges associated with the CMBS financing completed in the first quarter of 2012 and the retirement of the Senior Notes in the third quarter of 2012.

(5)
Income tax effect of adjustments for the three months and year ended December 31, 2012 were 10.8% and 16.5%, respectively.  Quarterly effective tax rates applied to adjustments are based on full-year estimated effective tax rates and, as such, there may be differences between the effective tax rate applied for the quarter and that applied for the year-to-date calculations. Income tax effect of adjustments for the three months and year ended December 31, 2011 were calculated using the Company’s full-year 2011 effective tax rate of 16.6%.

Comparative Store Information

The table below presents the number of the Company’s restaurants in operation at the end of the periods indicated:

	DECEMBER 31,
	2012	2011
Number of restaurants (at end of the period):
Outback Steakhouse
Company-owned—domestic (1)	665	670
Company-owned—international (1)	115	110
Franchised—domestic	106	106
Franchised and joint venture—international	89	81
Total	975	967
Carrabba’s Italian Grill
Company-owned	234	231
Franchised	1	1
Total	235	232
Bonefish Grill
Company-owned	167	151
Franchised	7	7
Total	174	158
Fleming’s Prime Steakhouse and Wine Bar
Company-owned	65	64
Roy's
Company-owned	22	22
System-wide total	1,471	1,443
____________________

(1)
One Company-owned restaurant in Puerto Rico that was previously included in Outback Steakhouse (international) in prior filings is now included in Outback Steakhouse (domestic). Prior years have been revised to conform to the current year presentation.

SOURCE: Bloomin’ Brands, Inc.